Exhibit 99

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

	For the Month Ended December 31,
	2006	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$743,832	81%	$597,461	81%
Correspondent Bulk	78,202	9	41,201	5
Retail (C)	95,827	10	101,460	14
Total	$917,861	100%	$740,122	100%

Funding Days in the Month	20		21
Average Originations Per Funding Day	$45,893		$35,244

	For the Twelve Months Ended December 31,
	2006 (B)	As a % of Total	2005	As a % of Total
Non-conforming Production Volume

Wholesale (A)	$8,752,916	86%	$7,190,478	78%
Correspondent Bulk	527,119	5	571,362	6
Retail (C)	952,646	9	1,521,298	16
Total	$10,232,681	100%	$9,283,138	100%

Funding Days in the Month	249		250
Average Originations Per Funding Day	$41,095		$37,133

(A)	Starting in April of 2006 correspondent loans purchased on a flow basis are being included in the wholesale channel. Prior periods have been reclassified to reflect this change.
(B)	Does not include approximately $987 million in bulk purchased MTA loans during the period.
(C)	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(unaudited)

	For the Month Ended December 31, 2006
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.90%	83.9%	703	28%
620 to 659	8.49	84.1	639	25
580 to 619	8.77	83.8	600	22
540 to 579	9.11	79.7	559	16
539 and below	9.61	77.8	527	9

	8.59%	82.7%	625	100%

Summary by Program Type
2-Year Fixed	9.05%	83.6%	607	39%
2-Year Fixed 40/30	8.50	83.0	623	19
30-Year Fixed	8.35	80.1	624	18
2-Year Fixed Interest-only	8.06	82.1	660	10
30/15-Year Fixed	11.26	95.9	669	4
30-Year MTA	1.90	77.8	709	2
40/30-Year Fixed	8.14	79.9	624	3
Other Products	8.21	78.0	637	5

	8.59%	82.7%	625	100%
Weighted Average
Coupon Excluding MTA	8.74%

Note: The origination data on this report includes loans secured by second mortgages.